SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 1, 2005

VSOURCE, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000-30326	77-0557617
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037-4508 (Address of principal executive offices)

Registrant's telephone number, including area code: (858) 551-2920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01Entry into a Material Definitive Agreement.

          On April 1, 2005, the Board of Directors of Vsource, Inc. ("Vsource") approved new parallel employment agreements for Dennis M. Smith, Chairman of the Board and Chief Executive Officer of Vsource.

          The employment agreements are with two of Vsource's subsidiaries and are each dated as of April 1, 2005. Under these agreements, effective April 1, 2005, Mr. Smith receives in the aggregate a base salary of $325,000 per year, and is eligible for a target incentive bonus equal to 50% of the aggregate base salary. This bonus is payable upon achievement of certain performance targets set by the Board of Directors. Under the agreements, Mr. Smith may elect to be reimbursed by Vsource for housing expenses up to $12,000 per month ($144,000 per year), provided, any such housing expenses will be deducted from Mr. Smith's salary if Mr. Smith makes this election. Mr. Smith is obligated to devote the majority of his business time, attention, skill, and efforts to the faithful performance of his duties under his employment agreements. Under these agreements, Vsource acknowledges, among other things, that Mr. Smith (i) serves as a director of Vsource Asia Berhad, Vsource's former operating subsidiary in which Vsource no longer has an ownership interest, and its subsidiaries, and (ii) intends to participate in the formation of one or more investment programs and expects to serve as a director and/or general partner of such program(s) simultaneous with the performance of his duties under the agreements. Vsource may immediately terminate Mr. Smith's employment agreements with cause upon the happening of certain specified events. The Board of Director may, at its discretion, terminate Mr. Smith's employment upon written notice without cause; provided, however, in the event Mr. Smith is terminated without cause Vsource is obligated to pay Mr. Smith a lump sum payment equal to 50% of his annual salary, which payment is due no later than thirty days following termination. Mr. Smith may terminate his employment agreement upon at least thirty days written notice to Vsource.

          Vsource issued a press release on December 6, 2004 announcing Mr. Smith's appointment as Chief Executive Officer. A copy of this press release was attached as Exhibit 99.1 to a Current Report on Form 8-K filed by Vsource on December 6, 2005, which report is herein incorporated by reference.

          The description of Mr. Smith's employment agreements contained in this Item 1.01 is qualified in its entirety by reference to the full texts of the employment agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively.

          In addition, on April 1, 2005, the Board of Directors of Vsource appointed James G. Higham as Vice President, General Counsel and Secretary, and set a base salary of $164,000 per year, and eligibility for a target incentive bonus equal to 35% of his aggregate base annual salary, which are the same levels as Mr. Higham's 2004 annual base salary and target bonus.

          Finally, on April 1, 2005, the Board of Directors approved the payment of an annual retainer of $28,000, paid on a quarterly basis, to each non-employee, independent director.

Item 5.02.       Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers

          On April 1, 2005, the Board of Directors elected Richardson E. Sells as a Director of Vsource.  From January 29, 2001, Mr. Sells, age 58, has served as Vice President Global Sales, Cargo, of Northwest Airlines, Inc.  Prior to joining Northwest Airlines, Mr. Sells was Managing Director, Hong Kong and China, for CV Transportation Services, LDC, from 1995 through December 31, 2000.  Mr. Sells has a Bachelors of Science degree in Business Management from the University of Tennessee and East Tennessee State University.

          Mr. Sells has also been appointed to the Audit Committee of Vsource's Board of Directors. The Board of Directors has determined that Mr. Sells is independent as defined in NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and therefore the Audit Committee continues to meet the requirements of NASD Rule 4350(d)(2). There was no arrangement or understanding pursuant to which Mr. Sells was selected as a director and Mr. Sells has not been party to any transactions with Vsource.

          Finally, on April 1, 2005 and effective upon Mr. Sell's appointment to Vsource's Board of Directors, Stephen Stonefield, a member of the Board and its Audit Committee, resigned as a member of the Board of Directors.

Item 9.01.       Financial Statements and Exhibits.

Exhibit No.	Description
(c)	Exhibits
10.1	Employment and Non-Competition Agreement by and between Vsource (CI) Ltd and Dennis M. Smith dated as of April 1, 2005
10.2	Employment and Non-Competition Agreement by and between Vsource (Asia) Limited and Dennis M. Smith dated as of April 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VSOURCE, INC.
Date: April 1, 2005	By:	/s/ Dennis M. Smith Name: Dennis M. Smith Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment and Non-Competition Agreement by and between Vsource (CI) Ltd and Dennis M. Smith dated as of April 1, 2005
10.2	Employment and Non-Competition Agreement by and between Vsource (Asia) Limited and Dennis M. Smith dated as of April 1, 2005